QuickLinks -- Click here to rapidly navigate through this document

Company contact: Doug Howell 818-704-3595

FOR IMMEDIATE RELEASE

        January 24, 2002

21ST CENTURY INSURANCE GROUP ANNOUNCES FOURTH QUARTER
CHARGE FOR CLAIMS ARISING OUT OF CALIFORNIA SENATE BILL 1899

(Woodland Hills, CA)—21st Century Insurance Group (NYSE: TW) today announced it will take a $50 million fourth quarter charge related to claims arising out of California Senate Bill 1899.

This law allowed the reopening of previously closed earthquake claims arising out of the 1994 Northridge Earthquake. The Company believes this law to be unconstitutional because it impairs contract rights by extending the normal contractual limitations period by over 6 years. The Company has pursued its legal rights without success in the California courts and has now submitted a writ to the United States Supreme Court. Despite the Company's challenge to the constitutionality of the law, claim reports have been accepted and losses adjusted and paid under a reservation of rights since the law took effect. The time period to make claims under SB 1899 ended on December 31, 2001. The Company is now able to make an estimate of the loss payment and inspection cost portion of the potential liability created by this law. The Company will continue to pursue all possible legal remedies.

About 21st Century

Founded in 1958, 21st Century Insurance Group is a pioneer in the direct-to-consumer marketing of personal automobile insurance serving customers in California, Arizona, Nevada, Oregon and Washington. The Company provides full service 24 hours a day, 365 days a year at 1-800-211-SAVE and its website, www.i21.com. 21st Century is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor's.

21st Century Insurance Group is traded in the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, product development, the success of marketing relationships, regulatory and court approvals, market position, financial results and reserves. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; unanticipated adverse underwriting and claims experience, including revived claims under SB 1899; systems and customer service problems; termination of marketing relationships; adverse developments in financial markets or interest rates; and unanticipated results of legislative, regulatory or legal actions, including the inability to obtain approval for rate increases and product changes. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

###

QuickLinks

21ST CENTURY INSURANCE GROUP ANNOUNCES FOURTH QUARTER CHARGE FOR CLAIMS ARISING OUT OF CALIFORNIA SENATE BILL 1899